Exhibit 2.3
Coty Inc.
350 Fifth Avenue
New York, NY 10018
August 13, 2015
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Attention: Corporate Secretary and Jason Muncy, Associate General Counsel – Global Transactions
Ladies and Gentlemen:
Reference is made to the Transaction Agreement, dated as of July 8, 2015 (the “Transaction Agreement”), by and among The Procter & Gamble Company, Galleria Co., Coty Inc. and Green Acquisition Sub Inc. Capitalized terms used but not defined in this letter agreement have the meanings ascribed to them in the Transaction Agreement.

Each of the Parties agrees as follows:

1. Share Repurchase Program.

(a)    Section 5.06 of the Acquiror Disclosure Letter is hereby amended such that the following disclosure will be added as a new Paragraph 7:

7. Subject to compliance with all applicable Laws, Acquiror may repurchase shares of Class A Common Stock (any such shares repurchased, the “Repurchased Shares”) in open-market purchases pursuant to a valid trading plan adopted under Rule 10b5-1 promulgated under the Exchange Act, which plan will be adopted by August 21, 2015 (and such plan will not be subsequently amended without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) and which purchases may take place at any time or from time to time after such date of adoption and through the 30th calendar day prior to the Commencement Date (and any Repurchased Shares may be retired or extinguished), provided that (a) the aggregate repurchase price therefor will not exceed $750.0 million and (b) all such purchases will be effected in a manner that satisfies all of the conditions set forth in clauses (1)-(4) of sub-paragraph (b) of Rule 10b-18 promulgated under the Exchange Act.

(b)    Article XI is hereby amended such that the following definition is added to such Article:

“Repurchased Shares” has the meaning set forth in Section 5.06 of the Acquiror Disclosure Letter.

2. Other Transaction Agreement and Exhibit Amendments. The Transaction Agreement and exhibits thereto are hereby amended as follows:

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(a)    The definition of “Fully Diluted Basis” is hereby amended so as to add in the text indicated below in bold underline:
“Fully Diluted Basis” means, in each case as of the date on which the Galleria Stock Amount is determined:
(a)    the aggregate number of shares of Class A Common Stock and Series A Preferred Stock that are outstanding on such date (provided that, for purposes of this determination, any Repurchased Shares will be deemed to constitute outstanding shares of Class A Common Stock), plus
(b)    the aggregate number of Acquiror Equity Interests, other than Series A Preferred Stock, that are outstanding on such date (including restricted stock units, Phantom Units, Acquiror Options and any shares of Class B Common Stock that will be converted into Class A Common Stock as contemplated by the JAB Letter Agreement) of any nature whatsoever, whether contingent, vested or unvested, or otherwise (and without giving effect to any “cashless exercise” or similar features);
in each case other than, for the avoidance of doubt, the shares of the Acquiror New Common Stock issued or to be issued in the Merger. A sample calculation of Fully Diluted Basis is attached hereto as Exhibit Q.
(b)    Section 4.05(f)(i) of the Transaction Agreement is hereby amended so as to add in the text indicated below in bold underline:

(f) As of the date on which the Galleria Stock Amount is calculated through the Closing Date, the Fully Diluted Basis will be equal to:
(i)    374,890,092, representing the aggregate number of shares of Acquiror Common Stock and Acquiror Options outstanding as of the date hereof (it being understood that any Repurchased Shares will be deemed to constitute outstanding shares of Class A Common Stock for purposes of the calculation of the Fully Diluted Basis), plus

(c)    Exhibit E (Minimum Tender Condition Formula) and Exhibit Q (Sample Calculation of Fully Diluted Basis) are each hereby amended such that the following sentence will be added to the bottom of each Exhibit:

In the event that there are any Repurchased Shares, all such Repurchased Shares will be deemed to constitute outstanding shares of Class A Common Stock, and therefore will be included in the calculation of “Fully Diluted Basis,” consistent with the definition thereof. For example, if there were originally 98,799,798 outstanding shares of Class A Common Stock, and 20,000,000 of those shares are repurchased by Acquiror in connection with the activities contemplated by Paragraph 7 of Section 5.06 of the Acquiror Disclosure Letter, those 20,000,000 shares of Class A Common Stock will continue to be deemed to be outstanding for the purpose of the calculations reflected on

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this Exhibit (and therefore there will continue to be 98,799,798 shares of Class A Common Stock that are deemed to be outstanding).

(d)    Prior to execution of the Tax Matters Agreement, Section 4.01(d)(ii)(t) of the form of the Tax Matters Agreement attached as Exhibit H to the Transaction Agreement will be amended as follows: “(t) all repurchases by Acquiror or any Affiliate of Acquiror stock (other than any such repurchases permitted by the letter agreement, dated as of August 13, 2015, among the Parties) have been unrelated to the Transactions”.

3. Effect of Letter Agreement. This letter agreement constitutes a valid amendment of the Transaction Agreement (including Exhibit E, Exhibit Q and Section 5.06 of the Acquiror Disclosure Letter) as contemplated by Section 10.06 of the Transaction Agreement. Except as and to the extent expressly modified by this letter agreement, the Transaction Agreement, as so amended by this letter agreement, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby” and “this Agreement” in the Transaction Agreement will from and after the effective date hereof refer to the Transaction Agreement as amended by this letter agreement. Notwithstanding anything to the contrary in this letter agreement, the date of the Transaction Agreement, as amended hereby, will in all instances remain as July 8, 2015, and any references in the Transaction Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 8, 2015, including, without limitation, for purposes of Article III and Article IV of the Transaction Agreement.

4. Entire Agreement. This letter agreement, together with the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

5. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.04(a), (b) and (c) (Governing Law; Jurisdiction; Waiver of Jury Trial), in each case, of the Transaction Agreement are incorporated into this letter agreement by reference as if fully set forth herein, mutatis mutandis.

6. Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and sent pursuant to the requirements of Section 10.05 of the Transaction Agreement.

7. No Third-Party Beneficiaries. This letter agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this letter agreement.

8. Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this letter agreement.

9. Counterparts. This letter agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This letter agreement, to the extent signed and delivered by means of a facsimile machine or other electronic

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transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

[Signature Page Follows]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this letter, which shall thereupon constitute a binding agreement as of the date first written above.

COTY INC.
		By:	/s/Patrice de Talhouët
		Name:	Patrice de Talhouët
		Title:	Chief Financial Officer

GREEN ACQUISITION SUB INC.
		By:	/s/Jules P. Kaufman
		Name:	Jules P. Kaufman
		Title:	President

ACKNOWLEDGED AND AGREED:

THE PROCTER & GAMBLE COMPANY
By:	/s/Laura Becker
Name:	Laura Becker
Title:	Authorized Signatory

GALLERIA CO.
By:	/s/Laura Becker
Name:	Laura Becker
Title:	Authorized Signatory

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